CERTIFICATE OF CONVERSION

OF

COMMAND CENTER, INC.

(a Washington corporation)

to

HIREQUEST, INC.

(a Delaware corporation)

_______________________________________

Pursuant to Section 265 of the Delaware General Corporation Law

1)	The jurisdiction where the non-Delaware Corporation first formed is: Washington.

2)	The jurisdiction immediately prior to filing this Certificate of Conversion is: Washington.

3)	The date the non-Delaware Corporation first formed is: October 11, 2000.

4)	The name of the non-Delaware Corporation immediately prior to filing this Certificate of Conversion is: Command Center, Inc.

5)	The name of the Corporation as set forth in the attached Certificate of Incorporation is: HireQuest, Inc.

6)	The conversion shall be effective at 12:01 a.m. Eastern Time on September 11, 2019.

IN WITNESS WHEREOF, the undersigned, being duly authorized to sign on behalf of the converting non-Delaware Corporation has executed this Certificate of Conversion on the 9th day of September, 2019.

COMMAND CENTER, INC.,
a Washington corporation

By:	/s/ John McAnnar
Name:	John McAnnar
Title:	Vice President, General Counsel and Secretary